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                                                                  Exhibit 10.8
                             MEMORANDUM OF UNDERSTANDING


THIS MEMORANDUM OF UNDERSTANDING made at Bombay between BIO-VED PHARMACEUTICALS LIMITED, Pune, ("BIO-VED") and ALEMBIC CHEMICALS WORKS CO. LIMITED, Baroda ("ALEMBIC") as follows;

A. Bio-Ved is entitled to use or otherwise have permission in respect of an ayurvedic pharmaceutical preparation recommended for the treatment of Rheumatic Arthritis and Osteo Arthritis manufactured and marketed under the brand name of ARTREX ("the Product");

B. The formulations of ARTREX are patented under US Patent Laws (Patent # 549,4668 issued on Feb 27, 1996) as well as Indian Patent Laws (# 176901 issued on August 26, 1994); and the ownership of these patents is with AyurCore, Inc., USA the parent Company of Bio-Ved in India;

C. Bio-Ved and Alembic have agreed that the said ARTREX will be manufactured by Bio-Ved and marketed by Alembic in India on the following broad terms:

    1. The trademark ARTREX is owned by Bio-Ved and shall remain an exclusive property of Bio-Ved. Alembic neither has nor shall claim any right, title or interest in the said trademark or the product;

    2. Initially, Alembic shall test market the said product ARTREX all over Maharashtra including the Cities of Pune and Bombay to have the assessment regarding acceptance and effectiveness of the product for the recommended disorders for a period of six months from the date hereof.

    3. For the purpose of promoting the product ARTREX in the Maharashtra state for test marketing, Bio-Ved will make available mutually agreed Physicians samples (3.5 lac capsules) free of cost till March 98. All other promotional material will be prepared by Alembic at its own cost and all such promotional materials shall be jointly prepared.

    4. Bio-Ved shall furnish requisite Technical Data including the clinical trials conducted in respect of the Product ARTREX either in India or abroad. Such technical data and details will be used by Alembic for the purpose of promotion of the said product ARTREX.

    5. Bio-Ved shall be responsible for the product liability, that may arise out of its use and accordingly shall indemnify Alembic for the same. However, Alembic through its distributors shall observe the usual marketing norms and ethical practices such as withdrawal of stocks of expiry dates, damaged goods in transit

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         etc.

    6. The product ARTREX shall be marketed by Alembic in India only whereas Bio-Ved shall have manufacturing as well as marketing rights in respect of the product ARTREX outside India.

    7. Alembic shall make available to Bio-Ved the forecast of sales response as well as place orders atleast 60 days in advance of its required quantity for the sale.

    8    [a]  The supply of the product ARTREX shall be made ex-Pune @ Rs.7=00 per blister pack of 10 capsules to Alembic inclusive of excise duty, if any.

         [b] The maximum Retail price shall be decided by Alembic but conveyed to Bio-Ved well in advance to enable Bio-Ved to do the needful.


         [c] Various other details shall be decided mutually by and between the parties from time to time.

    9. It is mutually agreed by and between the parties hereto that Alembic shall launch the said product with full promotional efforts as a major product launch. It is further mutually agreed that effective 1st April, 1998, Alembic will be able to implement all India launch in respect of the said product ARTREX, subject to satisfactory results obtained by doctors during test marketing and substantial volumes of business to make the deal commercially viable.

    10. It is further mutually agreed by and between the parties hereto that the parties will enter into the detail Marketing Agreement on long term basis for and in respect of the said product ARTREX. In the event, if such a detail Marketing Agreement is not executed for any reason whatsoever on or before 31st March, 1998, then, in that event, this Memorandum of Understanding shall come to an end and none of the parties shall have any right, title, interest including any claim in respect of the said product against each other save and except the recovery for the supplies made by Bio-Ved to Alembic hereunder.

    11. The detail Marketing Agreement that will be executed between Alembic and Bio-Ved shall, inter alia, provide the following:

         [a] The maximum retail price of the product ARTREX from time to time shall be fixed by Alembic;

         [b] Transfer price in respect of the product ARTREX shall be reviewed and revised once in every six months based on the costs of production incurred by Bio-Ved plus reasonable return of profit thereon;


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         [c]  An exit clause which would provide that in the event of termination of the Agreement during the subsistence thereof by Bio-Ved, it shall compensate Alembic as and by way of liquidated damages an amount equivalent to three times of the total sales turnover of previous twelve months calculated/based on the transfer price given effect to by and between the parties.

    12. Alembic shall not, during the period this MoU is in force or any time thereafter, without the consent of Bio-Ved, for any reason, disclose or permit the use by any person, firm or corporation of any technical data, information, details or otherwise or any improvement which may be received from Bio-Ved and shall take all reasonable efforts to prevent any such disclosure or use by its officers, directors and employees both during the terms of office and employment and thereafter or by any other persons, who for any reason, may access or use such information, details or data. Alembic has already entered into a confidentiality Agreement with Bio-Ved in this respect and this confidentiality Agreement dated January 28, 1997 is binding on both the parties from that date.


SIGNED & DELIVERED BY             SIGNED & DELIVERED BY
For Bio-Ved Pharmaceuticals            For Alembic Chemical Works
Pvt. Ltd.                              Co. Ltd.

s/Ajit P. Chitre 10/9/1997        [Illegible]
Mr. Ajit P Chitre                 Mr.
Director (Operations)             Authorised Signatory